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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule 14a-12
STANDARD MICROSYSTEMS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STANDARD MICROSYSTEMS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

August 1, 2005

To the Stockholders of
    STANDARD MICROSYSTEMS CORPORATION:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Standard Microsystems Corporation ("SMSC") will be held on August 1, 2005, at 10:00 A.M., at the Hyatt Regency Wind Watch Hotel, 1717 Motor Parkway, Hauppauge, New York 11788 for the following purposes:

          (1)   To elect directors;

          (2)   To consider ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants for SMSC for the fiscal year ending February 28, 2006; and

          (3)   To transact such other business as may properly come before the meeting or any adjournment thereof.

        In accordance with the bylaws of SMSC, the Board of Directors has fixed the close of business on June 20, 2005 as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

GEORGE W. HOUSEWEART Senior Vice President, General Counsel & Secretary

Dated: June 24, 2005

After reading the following proxy statement, please see the enclosed proxy card for details about voting by phone or by Internet. Have your control number, set forth on the enclosed proxy card, available when you vote by phone or by Internet. To vote by mail, please sign, date and mail the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States.

STANDARD MICROSYSTEMS CORPORATION
80 Arkay Drive
Hauppauge, New York 11788

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS, AUGUST 1, 2005

        This statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Standard Microsystems Corporation, a Delaware corporation ("SMSC"), for use at its annual meeting of stockholders to be held on August 1, 2005 and at any adjournment thereof. The approximate date on which this statement and the accompanying proxy are first being mailed to stockholders is June 27, 2005.

ELECTION OF DIRECTORS

        At the annual meeting, two directors are to be elected for terms expiring in 2008.

Nominees of the Board of Directors

        The persons named as proxies will vote for the election as directors of the two nominees named below as nominees to serve until the 2008 Annual Meeting for each proxy that is submitted, unless otherwise specified in the proxy. Should any nominee become unable to accept nomination or election (which is not anticipated), the persons named as proxies will vote for the election of any remaining nominee and for any substitute nominee that the Board may designate.

        Set forth below is certain information with respect to each nominee and each other person whose term as a director will continue as indicated below.

Name	Other positions with SMSC, principal occupation, certain other directorships and age as of June 20, 2005	Director since
Nominees to serve until the 2008 Annual Meeting:
Steven J. Bilodeau	Chairman, President and Chief Executive Officer of SMSC since 1999; Age 46	1999
Peter F. Dicks
	Corporate Director; Directorships include, among others, Enterprise Capital Trust, Polar Capital Technology Trust, Graphite Enterprise Trust, Sportingbet.com (UK) Plc, Gartmore Fledging Index Trust, PNC Telecom; Age 62	1992; also 1976-1991
Directors to serve until the 2007 Annual Meeting:
Andrew M. Caggia	Senior Vice President of SMSC since February 2000; Age 56	2001
Timothy P. Craig	President Consumer Printer Division of Lexmark International, Inc., retired; Age 53	2003
Ivan T. Frisch	Executive Vice President and Provost of Polytechnic University of New York, retired; Age 67	1992
Directors to serve until the 2006 Annual Meeting:
Robert M. Brill	General Partner, Newlight Associates, L.P.; General Partner, Newlight Associates II, L.P.; each of the preceding partnerships engages in venture capital investment in high technology; Age 58	1994
James A. Donahue	Director, President and Chief Executive Officer of Cohu, Inc.; Age 56	2003

        The principal occupation for the last five years of each nominee and director continuing in office is stated above, except that (1) Mr. Donahue was employed as President and Chief Operating Officer of Cohu, Inc. from October 1999 to June 2000 and was President of its Semiconductor Equipment Group from May 1998 to October 1999, and (2) Mr. Brill was a General Partner of Poly Venture II, L.P. between March 1991 and December 2003.

Committees and Meetings of the Board; Lead Independent Director

        SMSC's Board held ten meetings during the last fiscal year. Its Audit Committee held thirteen meetings, its Compensation Committee held ten meetings, and its Corporate Governance Committee held one meeting. The members of the Audit Committee are Timothy P. Craig, James A Donahue (Chairman), and Ivan T. Frisch; the members of the Compensation Committee are Timothy P. Craig (Chairman), Peter F. Dicks, and Ivan T. Frisch; and the members of the Corporate Governance Committee are Robert M. Brill (Chairman), Peter F. Dicks, and James A. Donahue. Each such committee is a standing committee of the Board. The Board has affirmatively determined that each director who serves on these committees is independent in accordance with the applicable listing standards of Nasdaq. This means that five of our seven directors are independent under such standards.

        The Board does not have a formal policy on directors' attendance at annual stockholder meetings, but it has been common practice for all directors to attend the annual meeting, and all directors did attend the most recent meeting in July of 2004. Attendance at Board and committee meetings was 100% in fiscal 2005 except that one director did not attend one Board meeting.

        The Compensation Committee makes recommendations to the Board with respect to the compensation of SMSC's officers. Members of the Compensation Committee also constitute the committees that administer SMSC's employee stock option, restricted stock and stock appreciation rights plans.

        Among other responsibilities, the Corporate Governance Committee ("Governance Committee") considers candidates for director nominees proposed by directors, the chief executive officer and stockholders. The Governance Committee has and may retain recruiting professionals to identify and evaluate candidates for director nominees. The Governance Committee seeks to identify those individuals most qualified to serve as Board members and will evaluate each candidate against many criteria including strength of character, judgment, business experience, specific areas of expertise, and diversity, taking care to maintain a majority of independent directors. Potential candidates are screened and interviewed by the Governance Committee, and the Governance Committee is responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate. The Board shall determine the final approval of any candidate.

        The Board has established the position of Lead Independent Director, and has determined that the Chairman of the Corporate Governance Committee, currently Robert M. Brill, will fulfill that role. The Lead Independent Director is responsible, among other things, for: coordinating the activities of the other independent directors; presiding at non-management meetings of the independent directors; relating to management directors the results of deliberations among non-management directors; acting as Chairman in the event the Chairman is unavailable; and acting as representative of the non-management directors for communications with interested parties.

        Any stockholder that would like to communicate directly with the Board or wishing to make a director nomination should write to any named director, c/o the Senior Vice President, General Counsel and Secretary of SMSC at 80 Arkay Drive, Hauppauge, New York 11788. All such communications will be forwarded directly to the addressed director.

Audit Committee Report

        We have a standing Audit Committee, designated by the Board, that operates under a written charter adopted by the Board. The Audit Committee is composed of three directors that the Board has determined are independent in accordance with the applicable listing standards of Nasdaq and the Securities and Exchange Commission (the "SEC") rules. The Audit Committee reviews the adequacy of its charter at least annually and as frequently as circumstances dictate.

        The primary function of the Audit Committee is to assist the Board in its oversight responsibilities on matters relating to SMSC's financial reporting, systems of internal controls, and auditing. The Audit Committee provides advice, guidance and direction to management and to SMSC's independent auditors, using information shared through a free and open line of communication among the Audit Committee, management and the independent auditors and, as appropriate, initiates inquiries into various aspects of SMSC's financial affairs. The Audit Committee meets each quarter with management and the independent auditors to review SMSC's financial results before such results are publicly released, and more frequently on other matters if appropriate. The Audit Committee is also responsible for hiring, and determining fee arrangements with, SMSC's independent auditors with the approval of the Board.

        Management is responsible for preparing SMSC's financial statements, and the independent auditors are responsible for auditing those financial statements. Although each member of the Audit Committee is financially literate, as the Board interprets that qualification, none is currently practicing as a professional accountant or auditor. Their responsibilities do not include planning or conducting audits to determine that SMSC's financial statements are complete and accurate and are presented in accordance with generally accepted accounting principles. The Audit Committee's role also does not include a professional evaluation of the quality of the audits performed by the independent auditors or that those audits were performed using generally accepted auditing standards.

        Management represented to the Audit Committee that SMSC's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and that SMSC's internal control over financial reporting was effective as of February 28, 2005. The Audit Committee reviewed and discussed SMSC's financial statements and system of internal controls for the fiscal year ended February 28, 2005 with management and with PricewaterhouseCoopers LLP, SMSC's independent auditors for fiscal 2005. The Audit Committee also discussed and reviewed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees", as amended. This review included a discussion of the independent auditors' judgments as to the quality, not just the acceptability, of SMSC's accounting principles, and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees", and has discussed with PricewaterhouseCoopers LLP their independence, including the compatibility of non-audit services with PricewaterhouseCoopers LLP's independence.

        Based upon the Audit Committee's review and the discussions noted above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in SMSC's Annual Report on Form 10-K for the fiscal year ended February 28, 2005 for filing with the SEC.

        The Audit Committee also recommended, and the Board approved, subject to shareholder ratification, the appointment of PricewaterhouseCoopers LLP as SMSC's independent auditors for fiscal 2006.

By the Audit Committee:	Timothy P. Craig	James A. Donahue	Ivan T. Frisch

Audit Committee Financial Expert

        The Board has determined that James A. Donahue, Timothy P. Craig, and Ivan T. Frisch, all qualify as "Audit Committee Financial Experts," and are independent, under applicable rules of the SEC and the listing standards of Nasdaq, as applicable.

Code of Business Conduct and Ethics

        The Board has adopted a Code of Business Ethics applicable to the directors, chief executive officer, principal financial officer, principal accounting officer and controller and all other officers and employees and is available free of charge upon written request to the Senior Vice President, General Counsel and Secretary, SMSC, 80 Arkay Drive, Hauppauge, New York 11788.

Voting Securities of Certain Beneficial Owners and Management

        SMSC has been informed that, as of June 1, 2005, the persons and groups identified in the table below, including all directors, nominees, executive officers and beneficial owners of more than 5% of our common stock, owned beneficially, within the meaning of SEC Rule 13d-3, the shares of SMSC common stock reflected in such table. As of June 1, 2005, each director, nominee or executive officer of SMSC disclaims beneficial ownership of securities of any subsidiary of SMSC. Except as otherwise noted, the named beneficial owner claims sole investment and voting power as to the securities reflected in the table, and the address of each of the persons whose name appears in the table below is c/o SMSC, 80 Arkay Drive, Hauppauge, New York, 11788.

Beneficial Owner	Number of Shares		Number of Shares Subject to Options(1)	Percent of Outstanding Shares
Steven J. Bilodeau	151,653		123,750	*
Robert M. Brill	64,896	(2)	49,333	*
Peter S. Byrnes	66,764		52,250	*
Andrew M. Caggia	115,334		89,500	*
Timothy P. Craig	28,951	(3)	25,636	*
Peter F. Dicks	132,750	(4)	95,582	*
James A. Donahue	29,064	(5)	25,636	*
Ivan T. Frisch	117,158	(6)	89,067	*
Robert E. Hollingsworth	108,235		81,500	*
George W. Houseweart	175,459	(7)	113,049	*
Eric M. Nowling	90,686		69,800	*
William Shovers	0		0	*
Mitchell A. Statham	40,402		37,000	*
All directors and executive officers as a group (13 persons)	1,121,352	(8)	852,103	5.19
Barclays Private Bank & Limited Trust, 10 rue d' Italie CH-1204 Geneva, Switzerland and
Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Capital, Inc., Palomino Limited 45 Freemont St. San Francisco, CA 94105-2228	1,548,019	(9)	—	7.460
Citigroup Inc. 399 Park Ave. New York, NY 10043 and
Citigroup Global Markets Inc., Citigroup Financial Products Inc., Citigroup Global Markets Holdings Inc., Citigroup Inc. 388 Greenwich Street New York, NY 10013	2,388,058	(10)	—	11.51

*
Less than 1%.

(1)
The "Number of Shares Subject to Options" represents the shares of common stock subject to options exercisable within 60 days of June 1, 2005. These shares are included in the amounts shown under the "Number of Shares".

(2)
Includes 15,563 phantom share units pursuant to SMSC's Plan for Deferred Compensation in Common Stock for Outside Directors (the "Deferred Compensation Plan").

(3)
Includes 3,315 phantom share units pursuant to the Deferred Compensation Plan.

(4)
Includes 8,202 phantom share units pursuant to the Deferred Compensation Plan.

(5)
Includes 3,428 phantom share units pursuant to the Deferred Compensation Plan.

(6)
Includes 8,258 phantom share units pursuant to the Deferred Compensation Plan.

(7)
Includes 4,600 shares owned jointly with spouse and 1,000 shares owned by spouse.

(8)
Includes 38,766 phantom share units pursuant to the Deferred Compensation Plan.

(9)
Information is furnished in reliance on Schedule 13G dated February 14, 2005 of the named persons, filed with the SEC.

(10)
Voting power and investment power are shared as to all shares. Information is furnished in reliance on Schedule 13G dated February 4, 2005 of the named persons, filed with the SEC.

Executive Compensation

        The following table sets forth all plan and non-plan compensation awarded to, earned by or paid to the named executive officers for services rendered by such named executive officers in all capacities to SMSC and its subsidiaries during the last three completed fiscal years.

Summary Compensation Table

				Long-Term Compensation Awards
	Annual Compensation(1)				Shares of Stock Underlying Options/SARs Granted (#)(4)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(2)		All Other Compensation ($)(3)
Steven J. Bilodeau	2005	467,823	143,760	143,098	300,000	35,246
Chairman, Chief Executive Officer	2004	450,200	910,773	135,060	125,000	27,469
and President	2003	434,700	533,000	150,000	-0-	27,050
Andrew M. Caggia	2005	282,169	69,487	12,024	38,000	22,533
Senior Vice President	2004	271,250	369,660	-0-	50,000	20,166
and Chief Financial Officer	2003	263,000	172,500	75,000	-0-	19,438
George W. Houseweart	2005	275,000	22,642	5,319	10,000	19,328
Senior Vice President, General	2004	272,951	113,111	30,000	5,000	18,409
Counsel and Secretary	2003	267,800	10,000	25,000	-0-	17,811
Robert E. Hollingsworth	2005	223,380	19,454	18,054	50,000	24,799
Senior Vice President	2004	212,885	145,611	62,500	10,000	18,304
	2003	194,600	30,000	45,000	20,000	14,544
Peter S. Byrnes	2005	201,423	25,704	18,054	50,000	21,036
Vice President	2004	190,077	50,000	50,000	15,000	17,172
	2003	176,500	30,000	35,000	-0-	16,472

(1)
Excludes perquisites and other personal benefits that, in the aggregate, amounted to less than the lesser of $50,000 or 10% of the total salary and bonus reported for the named executive officer.

(2)
Restricted stock awards vest on each of the first and second anniversaries of the grant date, to the extent of one quarter of the shares awarded, and on the third anniversary of the grant date as to the remaining balance. Holders of restricted stock awards are entitled to dividends to the same extent as owners of unrestricted shares. The number of shares granted to each named executive officer as restricted stock awards are as follows:

Name	2005	2004	2003
Steven J. Bilodeau	9,818	4,869	11,821
Andrew M. Caggia	529	-0-	5,911
George W. Houseweart	234	1,308	1,513
Robert E. Hollingsworth	1,140	2,723	2,731
Peter S. Byrnes	1,140	2,177	2,107

  As of February 28, 2005, the number of restricted shares owned and the market value of each named executive officer's holdings of restricted stock was as follows:

Name	Shares	Market Value ($)
Steven J. Bilodeau	16,159	283,267
Andrew M. Caggia	4,962	86,984
George W. Houseweart	2,455	43,036
Robert E. Hollingsworth	4,640	81,339
Peter S. Byrnes	3,791	66,456

(3)
Reflects SMSC contributions under SMSC's Incentive Savings and Retirement Plan, automobile allowances, relocation benefits and life insurance as follows:

Name	Total	401(k) Match	Auto Allowance	Life Insurance	Other
Steven J. Bilodeau	35,246	8,378	16,000	10,868	—
Andrew M. Caggia	22,533	8,304	12,600	1,629	—
George W. Houseweart	19,328	8,220	8,040	3,068	—
Robert E. Hollingsworth	24,799	8,199	7,720	8,380	500
Peter S. Byrnes	21,036	8,056	8,040	4,940	—
(4)
All amounts in fiscal 2005 are grants of Stock Appreciation Rights (SARs). All amounts in fiscal 2004 are grants of Stock Options.

        Mr. Steven Bilodeau and SMSC have entered into an employment agreement providing for his employment as President and Chief Executive Officer of SMSC until March 18, 2006. Mr. Bilodeau's current annual base salary is $479,200.

        Mr. William Shovers and SMSC have entered into an employment agreement providing for his employment as Senior Vice President and Chief Financial Officer of SMSC until April 17, 2008. Mr. Shovers' current annual base salary is $300,000. Mr. Shovers was previously engaged by SMSC as a consultant from January 2, 2005 through April 17, 2005 at a rate of $37,500 per month.

        These employment agreements also provide for:

  •
  automatic extensions for one-year periods after the initial term, unless either party elects not to extend the term by providing at least six months prior notice to the other;

  •
  bonuses determined in accordance with SMSC's executive incentive compensation policy described below;

  •
  early termination by the executive following a change in control of SMSC, and, in the case of Mr. Bilodeau, if SMSC's stockholders fail to elect him as a director of SMSC;

  •
  upon termination of the executive's employment by SMSC other than for cause, or by the executive following a change in control, immediate vesting of certain stock options, stock grants and deferred compensation, payment of an amount equal to one year's base salary plus bonus, and paid coverage for life and group health insurance for 18 months or until the executive sooner obtains full-time employment;

  •
  such benefits as are provided generally to SMSC's senior executive officers; and

  •
  customary provisions regarding assignment of inventions, trade secrets, works of authorship, nondisclosure and noncompetition by the executive.

        Mr. Andrew Caggia and SMSC have entered into an employment agreement that, as amended, provides for his employment as Senior Vice President of SMSC until September 5, 2006. This agreement provides the same terms as summarized above for Mr. Bilodeau and Mr. Shovers except that there is no provision for automatic extension and the contract provides for salary reductions as Mr. Caggia transitions to part-time employment until his retirement on September 5, 2006. On a full-time equivalent basis, Mr. Caggia's current annual base salary is $288,250.

        SMSC has been advised that Mr. Shovers received a "Wells Notice" from the staff of the SEC in connection with its investigation concerning Hays Lemmerz International, Inc. where Mr. Shovers previously served as Chief Financial Officer. The matters referenced in the notice do not relate to SMSC or Mr. Shovers' employment by SMSC. Mr. Shovers will have an opportunity to respond to the SEC staff before any formal recommendation is made, and Mr. Shovers has advised SMSC that he intends to cooperate with the SEC staff in an effort to resolve the matter. On June 22, 2005, Mr. Shovers requested, and SMSC agreed, that Mr. Shovers be relieved of his position as Chief Financial Officer of SMSC pending disposition of the SEC matter. Mr. Shovers will continue to be employed by SMSC in a finance and corporate development capacity. The Board of Directors of SMSC appointed Andrew M. Caggia, a Senior Vice President and director and the former Chief Financial Officer of SMSC, to serve as acting Chief Financial Officer effective June 23, 2005.

        For recent fiscal years, SMSC implemented plans to pay certain of its executives, including executive officers named in the preceding table, incentive compensation, based on financial performance of SMSC and achievement of strategic goals, as determined by the Compensation Committee of the Board. Part of such incentive compensation was paid in the form of restricted stock awards, as set forth in the Summary Compensation Table above. The Board has authorized a similar arrangement for fiscal 2006.

        Under SMSC's Executive Retirement Plan, corporate officers, including the named executive officers, that have been approved to participate in the plan by the Board, whose employment terminates after full or partial vesting (as provided in the Executive Retirement Plan), a change in control or the disability of the officer (or, in the case of a deceased officer, his or her beneficiary), will generally receive, for 10 years, in equal monthly installments, beginning at age 65 or such officer's later retirement date (or, upon total and permanent disability, if earlier), an annual benefit equal to 35% of the executive's Base Annual Salary, as defined in the plan. For participants who enter the plan on or after January 1, 2003, 50% of all installments shall be paid to a participant's beneficiary. Vesting generally occurs after 10 years of continuous service, except that Messrs. Bilodeau and Caggia, as well as any executive who enters the plan after January 1, 2003 achieve 50% vesting after 5 years and the remaining 50% ratably over the following 5 years. As of March 1, 2005, the annual benefits that would be payable to each of the executive officers named in the Summary Compensation Table above, assuming full vesting, are as follows: Steven J. Bilodeau, $157,818; Andrew M. Caggia, $95,249; George W. Houseweart, $95,171; Robert E. Hollingsworth; $73,601; and Peter S. Byrnes, $66,267.

        In case of a change in control of SMSC, each of the named executive officers is entitled to a "gross-up" payment in an amount sufficient to offset the effect of any excise tax incurred in accordance with Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

        The following table sets forth information regarding individual grants of stock options and stock appreciation rights (SARs) to the named executive officers during fiscal 2005. All of the grants below vest in four equal annual installments.

Option/SAR Grants in Last Fiscal Year

	Number of Securities Underlying Options/SARs Granted (# of Shares)	% of Total Shares Subject to Options/SARs Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option/SAR Term
			Exercise Price ($ Per Share)
Executive Officer				Expiration Date
					5%($)	10%($)
Steven J. Bilodeau	300,000	16.00	17.100	9/29/14	3,226,229	8,175,899
Andrew M. Caggia	38,000	2.03	17.100	9/29/14	408,656	1,035,614
George W. Houseweart	10,000	0.53	17.100	9/29/14	107,541	272,530
Robert E. Hollingsworth	50,000	2.67	17.100	9/29/14	537,705	1,362,650
Peter S. Byrnes	50,000	2.67	17.100	9/29/14	537,705	1,362,650

        The following table sets forth aggregate information concerning stock option and stock appreciation right exercises during fiscal 2005 by each of the named executive officers, together with the year-end unexercised values.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#)
					Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End($)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven J. Bilodeau	-0-	-0-	92,500	425,000	189,985	215,875
Andrew M. Caggia	90,000	711,690	77,000	88,000	208,011	51,090
George W. Houseweart	-0-	-0-	71,799	55,000	294,830	414,300
Robert E. Hollingsworth	7,500	86,625	47,500	107,500	129,845	361,630
Peter S. Byrnes	-0-	-0-	14,250	115,250	40,113	427,910

Equity Compensation Plan Information

        The following table sets forth aggregate information regarding our equity compensation plans in effect as of February 28, 2005. The inducement options and stock appreciation rights (SARs) granted did not require shareholder approval.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,634,287	$16.02	523,123
Equity compensation plans not approved by security holders—Inducement Options(1)	717,964	$23.54	552,690

Total	4,352,251	$17.26	1,075,813

(1)
SMSC has cumulatively entered into stock option agreements with various new employees, and has granted 744,744 shares (net of cancellations) from the 2002, 2003 and 2004 Inducement Stock Option Plans that have not been approved by shareholders. Of the total amount granted, 717,964 shares are outstanding as of February 28, 2005. Such options are non-qualified, and are generally exercisable in annual increments of 20% or 25% over a 5-year or 4-year period, and will expire on the tenth anniversary of the respective grant dates. Exercise prices for these options range from $18.33 to $27.90.

Board Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board is composed entirely of non-management directors and is responsible for developing and making recommendations to the Board with respect to compensation of SMSC's officers, directors and certain other employees, as well as any incentive bonuses for officers.

        The Compensation Committee has developed and implemented compensation programs that seek to enhance the profitability of SMSC and improve stockholder value by closely aligning the financial interests of SMSC's senior management team with those of its stockholders. A significant part of each executive's compensation depends on appreciation of SMSC's common stock. Each executive's compensation is composed of two elements: (1) current compensation composed of base salary and cash bonuses and (2) long-term compensation tied directly to stockholder value, composed of restricted stock awards, stock appreciation rights and stock options.

        Base pay is designed to be competitive with salary levels at similar semiconductor companies for equivalent positions. From time to time, the Compensation Committee utilizes independent consultants or survey information to ensure that executive salaries are within a competitive range. Each executive is eligible to receive an annual incentive bonus, and a substantial portion of the Chief Executive Officer's and other executives' incentive bonuses are based upon the achievement of financial performance objectives that are approved by the Compensation Committee or Board as applicable at the beginning of each fiscal year. The balance is determined based upon the achievement of strategic objectives as determined by the Board.

        Long-term compensation is tied directly to stockholder return. Under the current program, executives have typically received stock options or stock appreciation rights that vest over four or five years and restricted stock awards that vest over three or four years. The purposes of this program are to motivate SMSC's executives to enhance SMSC's market capitalization and hence, its stockholders' return, and to create an incentive for the executives to remain with SMSC.

        Base salary and additional compensation for certain of the named executive officers are fixed by employment agreement, as described following the Summary Compensation Table. During fiscal 2005, the Chief Executive Officer's compensation was comprised of a base salary of $467,823 and incentive bonus opportunities that were tied to financial metrics and other strategic goals. For fiscal 2005, based on objectives achieved, the amount of incentive bonus compensation awarded to the Chief Executive Officer was $286,858, of which $143,098 was paid in a restricted stock award. In addition, the Chief Executive Officer received 300,000 stock appreciation rights tied to appreciation over a price of $17.10. All compensation is detailed in the Summary Compensation Table. The Compensation Committee believes that the total compensation paid to the Chief Executive Officer during the last fiscal year was appropriate based upon SMSC's financial performance, the substantial contributions made by Mr. Bilodeau to such performance, and the compensation levels of comparable companies.

        Section 162(m) of the Internal Revenue Code limits the amount of "applicable employee remuneration" deductible by SMSC for "covered" employees for any taxable year to $1,000,000. Qualifying performance-based compensation is not subject to such limitation if certain requirements are satisfied. Several of SMSC's stock option plans permit the Compensation Committee to pay compensation that is "performance-based" and thus fully tax deductible by SMSC. It is the Compensation Committee's policy to the extent feasible, to keep compensation within the deductible limits.

        By the Compensation Committee: Timothy P. Craig            Peter F. Dicks            Ivan T. Frisch

Performance Graph

        The following line graph compares cumulative total stockholder return data as compiled by Research Data Group, Inc. for SMSC common stock, the Nasdaq Stock Market (US Companies), and the Philadelphia Semiconductor Index, assuming an investment of $100 in each in February 2000 and the monthly reinvestment of dividends. The performance shown on the graph is not necessarily indicative of future performance.

        Pursuant to SEC rules, the material under the caption Audit Committee Report and under the caption Board Compensation Committee Report on Executive Compensation through and including the line graph and related explanatory material is not to be deemed either "soliciting material" or "filed" with the SEC. It is specifically excluded from any material incorporated by reference in SMSC filings under the Securities Act of 1933 or Securities Exchange Act of 1934, whether such filings occur before or after the date of this proxy statement and notwithstanding anything to the contrary set forth in any such filing.

Director Compensation

        Directors who are not officers of SMSC receive an annual basic retainer of $35,000, committee chairpersons receive an additional annual retainer of $18,000 per committee and committee members receive an additional annual retainer of $8,000 per committee.

        SMSC's Plan for Deferred Compensation in Common Stock for Outside Directors provides for deferred payment in shares of SMSC common stock at the election of the director, of 100% or 50% of such director's annual retainer and each chairperson or committee retainer to which the director is entitled. The deferred amount is credited in the form of phantom share units, ultimately payable in cash or stock, at the election of the director, when the director ceases to be a director for any reason, or in cash only, upon the occurrence of a change in control of SMSC. In July 2002, the plan was amended to provide that, for any director who joins the Board after such amendment date, distributions from the plan under any circumstance will only be made in shares of SMSC common stock.

        Under SMSC's 2001 and 2003 Director Stock Option Plans, options to purchase an aggregate of 350,000 shares of SMSC common stock were authorized for grant to directors who are not employees of SMSC or any subsidiary of SMSC. Pursuant to the plans, each eligible director, upon initial election, is automatically granted a vesting option to purchase 42,000 shares. Vesting options become exercisable to the extent of one-third of the number of shares granted on each of the first three anniversaries of the date of grant. Each eligible director incumbent for at least three years is automatically granted, on a quarterly basis, an immediately exercisable option to purchase 3,500 shares. The per share exercise price of each option equals the fair market value of a share of the common stock on the date of grant. In general, options are not transferable. Options expire the earlier of ten years after the grant date, or three years after the holder ceases to be a director. The 1994 Director Stock Option Plan has been terminated, except with respect to outstanding options.

Certain Relationships and Related Transactions

James A. Donahue

        During fiscals 2005 and 2004, SMSC purchased $1.4 million and $0.8 million, respectively, of test equipment and supplies in the ordinary course of its business from Delta Design, Inc., of which our director, James A. Donahue, is President and Chief Executive Officer.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely on a review of copies of reports and written representations furnished to SMSC by its executive officers, directors and persons beneficially owning more than 10% of any class of SMSC equity securities, SMSC believes that all reports required, under Section 16(a) of the Securities Exchange Act of 1934, to be filed by its executive officers, directors and persons beneficially owning more than 10% of any class of SMSC of equity securities in the 2005 fiscal year were filed timely.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

        Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as independent public accountants for SMSC for the fiscal year ending February 28, 2006. PricewaterhouseCoopers LLP was the independent public accountant for SMSC for its fiscal year ended February 28, 2005. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting, with the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

        If the selection of PricewaterhouseCoopers is not ratified, or if prior to the next annual meeting of stockholders such firm shall decline to act or otherwise become incapable of acting, or if its engagement shall be otherwise discontinued by the Board, the Board will appoint other independent auditors whose selection for any period subsequent to the next annual meeting will be subject to stockholder ratification at such meeting.

PRINCIPAL ACCOUNTING FEES & SERVICES

        The fees billed or expected to be billed by PricewaterhouseCoopers for professional services rendered for the fiscal years ended February 28, 2005 and February 29, 2004 are reflected in the following table:

	(In thousands)
Fee Category	Fiscal 2005 Fees	Fiscal 2004 Fees
Audit Fees	$764	$263
Audit-Related Fees	129	13
Tax Fees	75	43
All Other Fees	2	1

Total Fees	$970	$320

Audit Fees

        The audit fees were for professional services rendered for the audit of SMSC's consolidated financial statements and internal controls with regulatory requirements under the Sarbanes-Oxley Act, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

        The audit-related fees were for professional services rendered for the audit of SMSC's 401(k) plan, certain attest services related to financial reporting, and the performance of consulting services related to mergers and acquisitions.

Tax Fees

        The tax fees were for professional services for federal, state and international tax compliance, tax advice and tax planning.

All Other Fees

        All other fees were for services other than the services reported above.

        The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

        The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services provided by the independent auditors. In each of fiscal years 2004 and 2005, all Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee.

VOTING PROCEDURES

        Every stockholder of SMSC is entitled to cast, in person or by proxy, one vote for each share of SMSC common stock held at the close of business on June 20, 2005, the record date for the annual meeting. At that date, SMSC had 20,799,811 shares of common stock outstanding. The presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions, withheld votes and broker non-votes are included in determining whether a quorum is present. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

        The election of directors is decided by a plurality of the votes duly cast at the Annual Meeting. Withheld votes and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. A majority of the votes duly cast at the Annual Meeting is required to approve each other matter to be acted on at the meeting. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the approval of any such matter.

        The proxy hereby solicited is revocable at any time prior to its exercise in any manner permitted by law. The proxies named in the enclosed form of proxy or their substitutes will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face, and, where a choice is specified on the form of proxy, the shares will be voted in accordance with the specification so made.

GENERAL

        The cost of preparing, assembling and mailing the proxy statement and related material will be borne by SMSC. In addition to soliciting proxies by mail, SMSC may make requests for proxies by telephone, facsimile transmission or messenger or by personal solicitation by officers, directors, or employees of SMSC, at nominal cost to SMSC, or by any one or more of the foregoing means. Georgeson Shareholder has been retained by SMSC to assist in the solicitation of proxies, for fees anticipated to aggregate approximately $7,000 plus reasonable out-of-pocket expenses. SMSC will reimburse brokerage firms and other nominees in accordance with the New York Stock Exchange schedule of charges for the cost of forwarding proxy material to beneficial owners of SMSC common stock.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

        Stockholder proposals intended for inclusion in the proxy statement for the next annual meeting must be received by SMSC by February 24, 2006. All stockholder proposals should be sent to the Senior Vice President, General Counsel and Secretary, SMSC, 80 Arkay Drive, Hauppauge, New York 11788. SMSC retains discretion to vote proxies it receives for any stockholder proposal submitted for consideration at next year's annual meeting not received by May 15, 2006 (or, under SMSC's bylaws, June 2, 2006 for nominations for directors). In addition, for proposals or nominations received by the applicable date in the immediately preceding sentence, SMSC retains discretion to vote proxies it receives provided that (1) SMSC includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

By order of the Board of Directors,

GEORGE W. HOUSEWEART Senior Vice President, General Counsel & Secretary

Dated: June 24, 2005

YOUR PROXY IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES.
PLEASE VOTE BY PHONE, INTERNET OR MAIL TODAY.

PLEASE DETACH PROXY CARD HERE

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STANDARD MICROSYSTEMS CORPORATION

PROXY—Annual Meeting of Stockholders—August 1, 2005

        STEVEN J. BILODEAU and GEORGE W. HOUSEWEART, and each of them, each with full power of substitution, hereby are authorized to vote, by a majority of those or their substitutes present and acting at the meeting, or, if only one shall be present and acting, then that one, all of the shares of Standard Microsystems Corporation that the undersigned would be entitled, if personally present, to vote at the 2005 annual meeting of stockholders, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side hereof and in the notice of annual meeting.

        Please date and sign this proxy on the REVERSE SIDE, and mail it in the enclosed envelope, which requires no postage if mailed in the United States.

(Continued, and to be dated and signed on other side)

Standard Microsystems Corporation

Instructions for Voting Your Proxy

Standard Microsystems Corporation is now offering stockholders of record three alternative ways of voting their proxies:

• By Telephone (using a touch-tone telephone)	• Through the Internet (using a browser)	• By Mail (traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING	Available only until 5:00 p.m., Eastern time on July 31, 2005.

• On a touch-tone telephone, call TOLL FREE 1.800.786.9313 24 hours a day, 7 days a week
• Have your proxy card ready, then follow the prerecorded instructions
• Your vote will be confirmed and cast as you directed

INTERNET VOTING	Available only until 5:00 p.m., Eastern time on July 31, 2005.

• Visit the Internet voting website at http://proxy.georgeson.com
• You should incur only your usual Internet Service Provider charges

VOTING BY MAIL

• Simply sign and date your proxy card and return it in the enclosed postage-paid envelope

IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

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☒	Please mark votes as in this example.

The Board of Directors recommends a vote "FOR" proposals 1 and 2.

			FOR all nominees (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed
1.	ELECTION OF DIRECTORS
	Nominees:	Steven J. Bilodeau Peter F. Dicks	☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	SELECTION OF PRICEWATERHOUSECOOPERS LLP	☐	☐	☐
AS INDEPENDENT PUBLIC ACCOUNTANTS.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, UNLESS OTHERWISE PROPERLY MARKED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 and 2 AS RECOMMENDED BY THE BOARD OF DIRECTORS.
PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY.
	DATE:			, 2005

Signature

Signature if held jointly
NOTE	(Please sign exactly as your name appears hereon. If the named holder is a corporation, partnership or other association, please sign its name, and add your own name and title. When signing as attorney, executor, administrator, trustee or guardian, please also give your title. If shares are held jointly, EACH holder should sign.)

QuickLinks

STANDARD MICROSYSTEMS CORPORATION NOTICE OF ANNUAL MEETING OF STOCKHOLDERS August 1, 2005
STANDARD MICROSYSTEMS CORPORATION 80 Arkay Drive Hauppauge, New York 11788 PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS, AUGUST 1, 2005
ELECTION OF DIRECTORS
Summary Compensation Table
Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values
Equity Compensation Plan Information
SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
PRINCIPAL ACCOUNTING FEES & SERVICES
VOTING PROCEDURES
GENERAL
STOCKHOLDER PROPOSALS AND OTHER MATTERS